Exhibit 99.1

Span-America Reports First Quarter Fiscal 2017 Results

GREENVILLE, S.C.--(BUSINESS WIRE)--February 2, 2017--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported its results for the first quarter ended December 31, 2016. Net income for the first quarter of fiscal 2017 declined 16% to $963,000, or $0.35 per diluted share, compared with $1.1 million, or $0.42 per diluted share, in the first quarter of fiscal 2016. Net sales for the first quarter of fiscal 2017 declined 29% to $15.2 million compared with $21.5 million in the first quarter of fiscal 2016.

“We had excellent performance from our medical business in the first quarter of fiscal 2017. Our medical segment reported strong sales growth in the first quarter, with sales rising 10% to $12.5 million and making up 82% of total first quarter sales,” stated Jim Ferguson, president and chief executive officer of Span-America. “Sales in the custom products segment were down in the first quarter as we expected because of a non-recurring seasonal promotion in the first quarter of fiscal 2016. However, our overall profit margins improved from the first quarter last fiscal year due to a more profitable sales mix. We also made solid progress in adding new customers for our consumer products since last year.

“Our custom products sales for the first quarter of last year included a $6.1 million seasonal promotion for consumer products that was not repeated in the first quarter of this year. In addition, consumer sales were lower in the first quarter of fiscal 2017 due to the loss of the Sinomax business in May 2016 following their decision to in-source the manufacturing of products they previously purchased from Span-America. The sales to Sinomax and the seasonal promotion were for a single large retail customer in fiscal 2016. Excluding sales to this one retail customer, all other consumer sales would have increased 63% to $1.7 million in the first quarter of fiscal 2017 compared with $1.0 million in the first quarter of fiscal 2016.

“Our outlook for fiscal 2017 remains positive,” continued Ferguson. “We expect our more profitable medical sales segment to benefit from higher demand for our therapeutic support surfaces and medical beds, including higher sales in Canada and from our export business. Sales from our custom products segment are expected to be down in the second quarter this year compared with the same quarter last year due to the sales comparisons with 2016 that included the Sinomax business. Our outlook for the second half of fiscal 2017 is more positive for the custom products segment based on expected sales growth to existing consumer and industrial customers compared with the second half of fiscal 2016.”

First Quarter Results

While medical segment sales rose 10% to $12.5 million compared with $11.4 million in the first quarter last year, total company sales for the first quarter of fiscal 2017 were down 29% to $15.2 million compared with $21.5 million in the first quarter of fiscal 2016. The decline in total sales was due primarily to a $6.1 million seasonal promotion for consumer products that took place in the first quarter of last year and was not repeated in the first quarter of this year. Custom products segment sales declined to $2.7 million in the first quarter of this year compared with $10.1 million in the first quarter last year. Total company operating income decreased by 11% to $1.4 million in the first quarter this year compared with $1.6 million in the same quarter last year due to the decrease in sales volume from our custom products segment and an increase in administrative expenses. Net income for the first quarter of fiscal 2017 decreased by 16% to $963,000 compared with $1.1 million in the first quarter last year. The decline in net income was due to lower consumer sales volume, higher administrative expenses and lower foreign currency exchange gains from our operations in Canada compared with the first quarter last fiscal year. Earnings per diluted share decreased 17% in the first quarter to $0.35 compared with $0.42 in the first quarter last year.

Medical Segment – Total medical sales increased by 10% to $12.5 million in the first quarter of fiscal 2017 compared with $11.4 million in the first quarter last year. The increase in medical sales was due to higher volumes from our therapeutic support surface product lines and our Span-Canada medical beds compared with the first quarter last year.

Sales of pressure management products rose 8% to $9.4 million compared with $8.7 million in the first quarter last year. Sales of therapeutic support surfaces, our largest medical product line, were up 12% to $6.9 million compared with $6.1 million in the first quarter last year. Sales of all other pressure management products as a group were down 1% to $2.5 million in the first quarter of fiscal 2017 compared with $2.6 million in the first quarter of fiscal 2016 due to lower sales of overlays, seating and Selan® product lines, offset partially by higher sales of patient positioners and Risk Manager® products.

Sales of Span-Canada medical bed products rose 14% to $3.1 million in the first quarter of fiscal 2017 compared with $2.7 million in the same quarter of the prior year. The sales growth from Span-Canada came from higher demand for medical beds, including several significant orders from our traditional long-term care customer base as well as higher sales in the government and export markets.

“We are encouraged by the growth of our therapeutic support surfaces and medical beds in the first quarter of fiscal 2017,” continued Ferguson. “Our first quarter sales included significant shipments to the City of Toronto under our 2016 contract. They recently renewed the contract for calendar year 2017, and we are optimistic about increased sales to them this year.”

Custom Products Segment – Total custom products sales were down by 73% to $2.7 million in the first quarter of fiscal 2017 compared with $10.1 million in the first quarter of fiscal 2016. Consumer bedding sales, the larger group in the custom products segment, were down 82% to $1.7 million in the first quarter of fiscal 2017 compared with $9.2 million in the first quarter of fiscal 2016. The decrease in consumer sales was due to a $6.1 million seasonal promotion of consumer products in the first quarter of fiscal 2016 that was not repeated in the first quarter of fiscal 2017 and the loss of the Sinomax business referenced above.

Sales from our industrial product lines, included within the custom products segment, rose 16% to $1.0 million in the first quarter of fiscal 2017 compared with $901,000 in the same quarter last year. Most of our industrial sales growth in the first quarter came from customers in the packaging market. We are encouraged by the solid and consistent sales growth that we have seen in the industrial business during the last four years.

Earnings – Total gross profit rose 2% to $5.6 million compared with $5.5 million in the first quarter last year. The gross margin percentage increased to 36.6% compared with 25.6% in the same quarter last year. The increases in gross profit level and margin were the result of a large shift in sales mix to the higher-margin medical segment from the lower-margin custom products segment due to the non-recurring seasonal promotion of consumer products and the growth in medical sales described above.

Selling and marketing expenses rose 4% to $2.6 million in the first quarter of fiscal 2017, generally reflecting the growth in medical sales during the quarter. R&D expenses decreased by 13% to $256,000 due to normal quarter-to-quarter fluctuations in our product development costs in the medical segment. Administrative expenses increased by 16% to $1.3 million due primarily to higher professional fees and an increase in business development efforts.

Operating income declined 11% in the first quarter of fiscal 2017 to $1.4 million compared with $1.6 million in the same quarter last year due to lower earnings in the custom products segment as a result of the large decline in consumer sales volume explained above, as well as the increase in administrative expenses. Non-operating income declined 69% to $34,000 from $108,000 in the first quarter of last year due primarily to lower foreign currency gains. Net income for the first quarter decreased by 16% to $963,000 compared with $1.1 million in the first quarter last year.

Earnings per diluted share declined 17% to $0.35 in the first quarter of fiscal 2017 compared with $0.42 in the first quarter of fiscal 2016. The decrease in earnings per share was the result of lower consumer sales volume, higher administrative expenses and lower foreign currency exchange gains during the first quarter of fiscal 2017 compared with the same quarter last year.

Future Outlook

“We expect medical sales to continue to show solid growth during the remainder of fiscal 2017,” stated Ferguson. “We expect higher demand for therapeutic support surfaces and medical beds particularly from our Canadian customers and from our export business to be a major driver of medical sales in fiscal 2017. In the custom products segment, we expect consumer sales volume to be down in the second quarter of fiscal 2017, although the decrease should be much smaller than we experienced in the first quarter of fiscal 2017. For the second half of fiscal 2017, we expect our consumer sales comparisons to improve compared with the first half of fiscal 2017.

“We believe our earnings for the remainder of fiscal 2017 will benefit from continued strength in medical sales combined with lower administrative expenses. We believe our quarterly earnings comparisons will be more favorable beginning in the second quarter of fiscal 2017, since we will have no further comparisons during fiscal 2017 with a quarter that included a large seasonal promotion of consumer products,” concluded Ferguson.

Conference Call

The company will conduct a conference call at 10:00 a.m. ET on Friday, February 3, 2017, to review the company’s financial and operating results for the first quarter ended December 31, 2016. A live broadcast of the conference call will be available online at www.spanamerica.com under Investor Relations on the About Us tab. The online replay will follow immediately and continue for 30 days.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Custom Care®, Span+Aids®, Isch-Dish®, Risk Manager® and Selan® products. Through our wholly-owned subsidiary Span Medical Products Canada Inc., we manufacture and market the Encore®, Advantage and Rexx beds as well as related in-room furnishing products for the long-term care market. We also supply custom foam and packaging products to the consumer and industrial markets. Span-America’s stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, please visit www.spanamerica.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding, among other things, our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. These forward-looking statements may be generally identified by the use of forward-looking words and phrases, such as “will,” “intends,” “would,” “estimates,” “continues,” “may,” “believes,” “anticipates,” “should,” “optimistic,” and “expects,” and are based on the company’s current expectations or beliefs concerning future events that involve risks and uncertainties. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the inability to achieve anticipated sales growth in the medical segment, (b) the possibility that anticipated declines in sales of consumer bedding products could be greater than expected, (c) the possibility of a loss of a key customer or distributor for our products, (d) risks related to international operations and foreign currency exchange associated with our Canadian subsidiary, (e) the possibility of having material uncollectible receivables from one or more key customers or distributors, (f) the potential for volatile pricing conditions in the market for polyurethane foam, (g) raw material cost increases, (h) the possibility that some or all of our medical products could be determined to be subject to the 2.3% medical device excise tax imposed by the Affordable Care Act, (i) the potential for lost sales due to competition from low-cost foreign imports, (j) changes in relationships with large customers or key suppliers, (k) uncertainty about whether or not we will continue to be awarded one-time seasonal promotions with major retailers, which can have a large impact on annual revenues and earnings, (l) the impact of competitive products and pricing, (m) government reimbursement changes in the medical market, (n) FDA and Health Canada regulation of medical device manufacturing and (o) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Statements of Income (Unaudited)

	Three Months Ended
	Dec. 31,	Jan. 2,
	2016	2016	% Change

Net sales	$15,222,630	$21,452,182	-29%
Cost of goods sold	9,656,127	15,968,882	-40%
Gross profit	5,566,503	5,483,300	2%
	36.6%	25.6%

Selling and marketing expenses	2,633,305	2,527,331	4%
Research and development expenses	255,830	293,945	-13%
General and administrative expenses	1,286,128	1,105,569	16%
	4,175,263	3,926,845	6%

Operating income	1,391,240	1,556,455	-11%
	9.1%	7.3%
Non-operating income (expense):
Foreign currency gain	35,159	117,352	-70%
Interest expense	-	(5,084)	100%
Other	(1,507)	(3,971)	62%
Net non-operating income (expense)	33,652	108,297	-69%

Income before income taxes	1,424,892	1,664,752	-14%

Income taxes	462,000	522,000	-11%
Net income	$962,892	$1,142,752	-16%
	6.3%	5.3%

Net income per common share:
Basic	$0.35	$0.42	-17%
Diluted	0.35	0.42	-17%

Dividends per common share	$0.16	$0.16	0%

Weighted average shares outstanding:
Basic	2,755,625	2,726,127	1%
Diluted	2,770,546	2,751,870	1%

Supplemental data:
Depreciation expense	$179,992	$206,881	-13%
Amortization expense	80,328	80,074	0%

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Balance Sheets

	Dec. 31,	Oct. 1,
	2016	2016
	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$4,268,452	$3,752,945
Accounts receivable, net of allowances	7,299,278	8,079,500
Inventories	7,171,575	7,437,442
Deferred income taxes	458,578	459,159
Prepaid expenses	976,265	879,108
Total current assets	20,174,148	20,608,154

Property and equipment, net	4,169,598	4,116,070
Goodwill	3,891,194	3,937,676
Intangibles, net	1,892,134	1,989,899
Other assets	3,031,974	2,909,740
	$33,159,048	$33,561,539

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,008,225	$2,410,376
Accrued and sundry liabilities	3,314,649	3,583,457
Total current liabilities	5,322,874	5,993,833

Deferred income taxes	264,990	266,715
Deferred compensation	266,423	289,394
Total long-term liabilities	531,413	556,109

Total liabilities	5,854,287	6,549,942

Shareholders' equity:
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,755,625 (Dec. 31, 2016) and 2,755,625 (Oct. 1, 2016)	373,803	373,803
Additional paid-in capital	6,025	6,025
Retained earnings	29,655,738	29,133,746
Accumulated other comprehensive loss	(2,730,805)	(2,501,977)
Total shareholders' equity	27,304,761	27,011,597

	$33,159,048	$33,561,539

Note: The Balance Sheet at October 1, 2016 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer